Exhibit 3.1

KEYSTONE SOLUTIONS, INC.

SUBORDINATED NOTE AND WARRANT

PURCHASE AGREEMENT

                             , 2016

KEYSTONE SOLUTIONS, INC.

SUBORDINATED NOTE AND WARRANT

PURCHASE AGREEMENT

This Subordinated Note and Warrant Purchase Agreement (the “Agreement”) is made as of the             day of             2016 by and between KeyStone Solutions, Inc., a Delaware corporation (the “Company”), and the purchasers listed on Exhibit A attached to this Agreement (each a “Purchaser” and together the “Purchasers”).

RECITALS

The Company desires to issue and sell, and each Purchaser desires to purchase, a subordinated promissory note in substantially the form attached to this Agreement as Exhibit B (the “Note”) and subject to the provisions of Section 1(b)(iii) below, a warrant to purchase Common Stock, par value $0.0001 per share (“Common Stock”) of the Company in substantially the form attached to this Agreement as Exhibit C (the “Warrant”). The Notes, the Warrants and the equity securities issuable upon exercise of the Warrants are collectively referred to herein as the “Securities.”

AGREEMENT

In consideration of the mutual promises contained herein and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

1. Purchase and Sale of Notes and Warrants.

(a) Sale and Issuance of Notes and Warrants. Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase at the Closing (as defined below) and the Company agrees to sell and issue to each Purchaser (i) a Note in the principal amount set forth opposite such Purchaser’s name on Exhibit A, and (ii) subject to the provisions of Section 1(b)(iii) below, a Warrant to purchase the number of shares of Common Stock equal to the number set forth opposite each Purchaser’s name on Exhibit A. The purchase price of each Note shall be equal to 100% of the principal amount of such Note, and the exercise price of each Warrant shall be the amount set forth opposite such Purchaser’s name on Exhibit A. The Company’s agreements with each of the Purchasers are separate agreements, and the sales of the Notes and Warrants to each of the Purchasers are separate sales.

(b) Closing; Delivery.

(i) The purchase and sale of the Notes and Warrants shall take place at the offices of Crowell & Moring LLP, 1001 Pennsylvania Ave., NW, Washington, DC 20004, or at such other place as the Company and the Purchasers mutually agree upon, orally or in writing, as soon as practicable following such time that the Purchasers have agreed to purchase at such closing an aggregate amount of principal indebtedness evidenced by the Notes equal to at least $500,000 (which time and place are designated as the “Initial Closing”). In the event there is more than one closing, the term “Closing” shall apply to each such closing, unless otherwise specified herein. The Company may update Schedule A at each Closing following the Initial Closing.

(ii) At each Closing, the Company shall deliver to each Purchaser the Note and/or Warrant to be purchased by such Purchaser against (1) payment of the purchase price therefor by check payable to the Company or by wire transfer to a bank designated by the Company, (2) delivery of counterpart signature pages to this Agreement, and (3) delivery of a validly completed and executed IRS Form W-8 BEN or IRS Form W-9, as applicable, establishing such Purchaser’s exemption from withholding tax.

(iii) Until the earlier of (A) such time as the aggregate amount of principal indebtedness evidenced by the Notes equals a total of $1,000,000, or (B) the date 180 days from the date hereof (the “Final Date”), the Company may sell additional Notes and Warrants to such persons or entities as determined by the Company, or to any Purchaser who desires to acquire additional Notes and Warrants. All such sales shall be made on the terms and conditions set forth in this Agreement. The Company, in its sole discretion, shall determine the time and place of each Closing subsequent to the Initial Closing, provided, however, that each subsequent Closing shall be for the purchase and sale of Notes with an aggregate amount of indebtedness equal to at least $50,000, except that one final Closing may be for Notes with an aggregate indebtedness of less than $50,000, if such final Closing causes the total indebtedness evidenced by all Notes sold to be equal to $1,000,000. For purposes of this Agreement, and all other agreements contemplated hereby, any additional purchaser so acquiring Notes and Warrants shall be deemed to be a “Purchaser” for purposes of this Agreement, and any notes and warrants so acquired such additional purchaser shall be deemed to be “Notes”, “Warrants” and “Securities” as applicable.

2. Stockholders’ Agreement. Each Purchaser understands and agrees that the receipt of Warrants issuable hereunder will require such Purchaser’s execution of a joinder to the Company’s Stockholders Agreement, dated as of March [            ], 2016 in the form attached as an exhibit to each Warrant, or in such other form as the Company may accept. Purchaser understands and agrees that the Warrants are subject to all restrictions on transfer applicable to “Equity Securities,” as defined in such Stockholders’ Agreement.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser that, except as set forth on a Schedule of Exceptions delivered separately by the Company to each Purchaser, which exceptions shall be deemed to be representations and warranties as if made hereunder:

(a) Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

(b) Authorization. The Agreement, the Notes, and the Warrants, have been duly authorized by all requisite corporate action on the part of the Company. The Agreement, the Notes, and the Warrants, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) Capitalization. The authorized capital of the Company consists, or will consist, immediately prior to the Initial Closing, of:

(i) 25,000,000 shares of Common Stock, par value $0.0001 per share, 5,000,000 shares of which are issued and outstanding immediately prior to the Initial Closing and 7,500,000 shares of Preferred Stock, par value $0.0001 per share, none of which are issued and outstanding immediately prior to the Initial Closing Date. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(ii) As of the Initial Closing, there are no outstanding options, warrants, rights (including preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from the Company of any shares of its capital stock.

(iii) Until the exercise or termination of each Warrant, the Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of such Warrant, all shares of Common Stock (or other securities) from time to time issuable upon the exercise of such Warrant. The issuance of the shares of Common Stock upon exercise of the Warrants will not be subject to any options, warrants, preemptive rights or rights of first refusal or similar rights.

(d) No Litigation. As of the date hereof, there is no pending or, to the actual knowledge of the officers of the Company, threatened litigation that would have a material adverse effect on the ability of the Company to perform its obligations under this Agreement, including the issuance of Common Stock upon the exercise of the Warrant.

(e) Issuance of Warrant Stock. When shares of Common Stock are issued upon exercise of the Warrant in accordance with the terms thereof including payment in full of the aggregate exercise price therefor, such shares of Common Stock will be duly and validly issued, fully paid and will be free and clear of all liens, claims and encumbrances except as set forth in the Company’s stockholders’ agreement and such other liens, claims and encumbrances as may be created by the holder of the Warrant.

4. Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Company that:

(a) Authorization. Such Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Purchaser, will constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

(b) Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Securities to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not with a view to the distribution of any part thereof. The Purchaser, if the Purchaser is an entity, has not been formed for the specific purpose of acquiring any of the Securities.

(c) Knowledge. The Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities.

(d) Restricted Securities. The Purchaser understands that the Securities have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Securities for resale. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

(e) No Public Market. The Purchaser understands that no public market now exists for any of the securities issued by the Company, that the Company has made no assurances that a public market will ever exist for the Securities.

(f) Legends. The Purchaser understands that the Securities, and any securities issued in respect thereof or exchange therefor, may bear the following legend, in addition to any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”), NOR HAVE THEY BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE. NO TRANSFER OF SUCH SECURITIES WILL BE PERMITTED UNLESS A

REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER, THE TRANSFER IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR IN THE OPINION OF COUNSEL TO THE CORPORATION, REGISTRATION UNDER THE ACT IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT AND WITH APPLICABLE STATE SECURITIES LAWS.”

“THE SALE, TRANSFER, ASSIGNMENT, PLEDGE, OR ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE RIGHTS OF THE HOLDER OF SUCH SECURITIES IN RESPECT OF THE ELECTION OF DIRECTORS ARE SUBJECT TO A STOCKHOLDERS’ AGREEMENT DATED AS OF MARCH [            ], 2016, AMONG KEYSTONE SOLUTIONS, INC. AND CERTAIN HOLDERS OF ITS OUTSTANDING CAPITAL STOCK. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF KEYSTONE SOLUTIONS, INC.”

(g) Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(h) Lock-up Agreement.

(i) Lock-up Period; Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing such offering of the Company’s securities (the “Underwriters), each Purchaser agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company, however or whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (the “Lock-Up Period”) (not to exceed 180 days but subject to such extension or extensions as may be required by the underwriters in order to publish research reports while complying with Rule 2711 of the National Association of Security Dealers, Inc. and Rule 472(f)(4) of the New York Stock Exchange) from the effective date of such registration statement as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering. For purposes of clarification, no more than one such extension of the Lock-Up Period may occur. In addition, each Purchaser agrees to be bound by similar restrictions, and to sign a similar agreement, in connection with no more than one additional registration statement filed within twelve months after the closing date of the initial public offering, provided that the duration of the lock-up period with respect to such additional registration shall not exceed 90 days from the effective date of such additional registration statement.

(ii) Limitations. The obligations described in Section 4(h)(i) shall apply only if all officers and directors of the Company enter into similar agreements, and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act.

(iii) Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Purchaser (and the securities of every other person subject to the restrictions in Section 4(h)(i)).

(iv) Transferees Bound. Each Purchaser agrees that it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 4(h).

5. Conditions of the Purchasers’ Obligations at Closing. The obligations of each Purchaser to the Company under this Agreement are subject to the fulfillment, on or before the applicable Closing, of each of the following conditions, unless otherwise waived:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 3 shall be materially true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

(b) Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be obtained and effective as of the applicable Closing.

6. Conditions of the Company’s Obligations at Closing. The obligations of the Company to each Purchaser under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

(a) Representations and Warranties. The representations and warranties of each Purchaser contained in Section 4 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

(b) Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be obtained and effective as of the Closing.

(c) Delivery of Form W-8 BEN or Form W-9. Each Purchaser shall have completed and delivered to the Company a validly executed IRS Form W-8 BEN or IRS Form W-9, as applicable, establishing such Purchaser’s exemption from withholding tax.

7. Miscellaneous.

(a) Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties as set forth in the Note and the Warrant. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

(c) Jurisdiction and Venue. Each Purchaser and the Company irrevocably consents to the exclusive jurisdiction and venue of any court within Fairfax County, Virginia, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and agrees that process may be served upon them in any manner authorized by the laws of the Commonwealth of Virginia for such persons.

(d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(e) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(f) Notices. Any notice required or permitted by this Agreement or the Note shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below (or on Exhibit A) or as subsequently modified by written notice.

KeyStone Solutions, Inc.

14420 Albemarle Point Place, Suite 200

Chantilly, VA 20151

With a Copy to:

Morris DeFeo

Crowell & Moring, LLP

1001 Pennsylvania Avenue NW

Washington, D.C. 20004

(g) Finder’s Fee. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

(h) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of at least a majority in interest of the Notes. Any amendment or waiver effected in accordance with this Section 7(g) shall be binding upon each Purchaser and each transferee of the Securities, each future holder of all such Securities, and the Company.

(i) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(j) Entire Agreement. This Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

(k) Exculpation Among Purchasers. Each Purchaser acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Purchaser agrees that no Purchaser nor the respective controlling persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Securities.

(l) Stockholders, Officers and Directors Not Liable. In no event shall any stockholder, officer or director of the Company be liable for any amounts due or payable pursuant to the Note.

(m) Loss of Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of the Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in case of mutilation), the Company will make and deliver to Purchaser in lieu of such Note a new Note of like tenor.

The parties have executed this Subordinated Note and Warrant Purchase Agreement as of the date first written above.

COMPANY:

KEYSTONE SOLUTIONS, INC.

By:
Name: Richard Nathan
Title: President, COO and Secretary

PURCHASERS:

AVON ROAD PARTNERS, L.P.

By:
Name: Robert Berman
Title: General Partner

ADDITIONAL FIRST CLOSING PURCHASERS:

[Name]

By:

Exhibit A - Schedule of Purchasers

Exhibit B - Form of Promissory Note

Exhibit C - Form of Warrant

EXHIBIT A

SCHEDULE OF PURCHASERS

Name/Address and Facsimile Number of Purchaser	Original Principal Amount of Note	Warrant Shares	Warrant Purchase Price

INITIAL CLOSING
Avon Road Partners, L.P. 525 Waterview Place New Hope, PA 18938 With a Copy To: Stoloff & Silver, LLP Attn: Gary D. Silver 26 Hamilton Avenue – P.O. Box 1129 Monticello, New York 12701	$500,000	62,500	$2.00/share

ADDITIONAL CLOSING

[Name] [Address]	$[ ]	[ ]	$2.00/share

EXHIBIT B

FORM OF SUBORDINATED PROMISSORY NOTE

EXHIBIT C

FORM OF WARRANT